EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of June 24, 2015, is entered into by and between Steven Plochocki, a resident of the State of California (“Executive”), and Quality Systems, Inc., a California corporation (the “Company”; Executive and the Company, each a “Party” and, collectively, the “Parties”), and is intended by the Parties to conclude any and all obligations or other matters arising out of or regarding Executive’s employment with the Company and any of its subsidiaries.

R E C I T A L S

WHEREAS, Executive and the Company are parties to an Employment Agreement, dated August 11, 2008 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company in the capacity of President and Chief Executive Officer.

WHEREAS, effective as of June 30, 2015 (the “Separation Date”), Executive will resign from all of his positions as (a) an officer or employee of the Company (including, without limitation, as President and Chief Executive Officer) and its subsidiaries and (b) a member of the board of directors, board of managers or similar governing body, as well as all committees thereof, of the Company’s subsidiaries.

WHEREAS, Executive is not resigning from the Board of Directors of the Company (“Board of Directors”); provided, however, that Executive acknowledges that the Company will not be nominating Executive for reelection at the Company’s upcoming annual meeting of shareholders.

WHEREAS, the Company and Executive mutually desire to settle fully and finally all obligations to Executive that the Company and its subsidiaries may have of any nature whatsoever (including, without limitation, under the Employment Agreement), as well as (subject to certain limited exceptions expressly set forth in this Agreement) any asserted or unasserted claims that Executive may have against the Company, its subsidiaries or any other Company Releasees (as defined below), all pursuant to and in accordance with the terms and conditions of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Separation of Employment. Executive acknowledges and confirms that, effective as of the Separation Date, Executive is resigning from all of his positions as (a) an officer or employee of the Company (including, without limitation, as President and Chief Executive Officer) and its subsidiaries and (b) a member of the board of directors, board of managers or similar governing body, as well as all committees thereof, of the Company’s subsidiaries. The Employment Agreement is deemed fully terminated and of no further force or effect on and after the Separation Date. The Parties expressly waive any notice provision or other requirement, if any, contained in the Employment Agreement regarding termination.

2. Final Compensation. On the Separation Date, the Company will deliver to Executive a final check for his wages through the Separation Date, which will include a payout of all accrued but unused paid time off (“PTO”) as of the Separation Date. Executive acknowledges and agrees that, upon receipt of the final check pursuant to the immediately preceding sentence, he will have been paid all compensation to which he is entitled in connection with his employment with the Company and its subsidiaries, including but not limited to (a) wages and accrued PTO up to and including the Separation Date and (b) except as set forth in Section 3(b) below, any and all amounts (whether in cash or equity) owed to him under the Company’s Fiscal Year 2015 Executive Compensation Program (“FY 2015 Compensation Program”) and Fiscal Year 2016 Executive Compensation Program (“FY 2016 Compensation Program”; together with the FY 2015 Compensation Program, each a “Compensation Program” and collectively the “Compensation Programs”), as well as all prior compensation programs to which he has been subject. Executive acknowledges and agrees that this Agreement is entered into to resolve any and all Claims (as defined below), including, but not limited to, any and all Claims for wages, bonuses or other compensation of any type or character.

3. Severance Payments.

(a) On the Effective Date (as defined below), the Company will pay Executive the aggregate amount of $618,000, less required deductions and withholdings (the “Separation Payment”), by check or wire transfer (pursuant to such instructions as Executive shall provide the Company in writing).

(b) The Company also agrees to pay Executive by check or wire transfer (pursuant to such instructions as Executive shall provide the Company in writing), if, as and when due in accordance with the terms and conditions of the Compensation Programs (as defined below), his pro rata portion (as calculated below) of: (i) any cash bonus due to Executive under the FY 2016 Compensation Program that is tied to the Company’s performance for its fiscal year ending March 31, 2016 (“FY 2016”) (“Potential Cash Bonus”) and (ii) the fair market value of any equity bonuses (with fair market value calculated based on the closing price of the Company’s common stock on the date such equity bonuses, if any, would otherwise be granted to Executive under the respective Compensation Programs) due to Executive under the Compensation Programs that are tied to the Company’s performance for FY 2016 (“Potential Cash Value of Equity Bonuses”). Executive acknowledges and agrees that: (x) the Potential Cash Bonus and Potential Cash Value of Equity Bonuses are subject in all respects to the applicable terms and conditions of the respective Compensation Program, which terms and conditions are not modified or amended by this Agreement and remain in full force and effect, (y) the amount of Cash Bonus and Potential Cash Value of Equity Bonuses, if any, ultimately payable to Executive are dependent upon the Company’s and its common stock’s performance during FY 2016, including the period of FY 2016 after the Separation Date, and that Executive shall not have any claim against the Company or any other Company Releasees (in respect of the Potential Cash Bonus, Potential Cash Value of Equity Bonuses or otherwise) due to the Company’s or its common stock’s FY 2016 performance or any impact thereof on the Cash Bonus and Potential Cash Value of Equity Bonuses, and (z) the determination of the

Compensation Committee of the Board of Directors of any Potential Cash Bonus or Potential Cash Value of Equity Bonuses, if any, ultimately payable to Executive shall, absent intentional misconduct on the part of the Compensation Committee, be final and binding on Executive. Executive’s “pro rata portion” of the Potential Cash Bonus and Potential Cash Value of Equity Bonuses, if and to the extent payable in accordance with the foregoing, shall be calculated as the total amount of such bonuses that would be payable if Executive had been employed with the Company through the entirety of FY 2016, multiplied by a fraction, the numerator of which shall equal the number of calendar days elapsed during the period beginning April 1, 2015 and ending on the Separation Date and the denominator of which shall equal 366 days.

(c) The Parties acknowledge and agree that Exhibit A attached hereto, and incorporated herein by reference, sets forth the complete list of all outstanding equity awards held by Executive as of the Separation Date (the “Outstanding Equity Awards”). On the Effective Date, the Company will accelerate vesting as to the 20,000 shares that are unvested as of the Separation Date under Executive’s stock options granted on June 3, 2014 (with an exercise price of $15.99 per share of common stock) (the “June 3, 2014 Options”), such that the June 3, 2014 Options will be fully vested as to all 25,000 shares issuable thereunder (the “June 3, 2014 Option Acceleration”). Other than the June 3, 2014 Option Acceleration, (i) the Outstanding Equity Awards remain subject to the vesting, termination and other terms and conditions provided for in the applicable award agreement and incentive plan under which such awards were granted and (ii) none of the terms or conditions of the Outstanding Equity Awards are amended or modified by this Agreement, all of which remain in full force and effect.

(d) The Company will reimburse Executive for all reasonable outstanding business-related expenses incurred by him prior to the Separation Date that have not previously been reimbursed, subject to the Company’s policies relating to business-related expenses and submission of an itemized expense report reasonably satisfactory to the Company. In addition, on the Effective Date, the Company will reimburse Executive for up to $5,000 in documented legal fees incurred by executive in connection with the negotiation of this Agreement (the “Legal Fee Reimbursement”).

(e) Executive acknowledges and agrees that, pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), any Potential Cash Bonus or Potential Cash Value of Equity Bonuses, if any, paid to Executive pursuant to Section 3(b), as well as certain other payments received by Executive prior to the Separation Date to the extent covered by Section 954, may be subject to “clawback” in the event the Company is required to prepare an accounting restatement of its applicable financial statements due to the Company’s material noncompliance with applicable financial reporting requirements. Executive agrees to promptly return to the Company the amount of any compensation paid to Executive that is required to be forfeited in accordance with Section 954.

(f) Executive acknowledges and agrees that the Separation Payment, Potential Cash Bonus, Potential Cash Value of Equity Bonuses, Legal Fee Reimbursement and COBRA Reimbursement Payments (as defined below) are paid (or, as applicable, payable), and that the June 3, 2014 Option Acceleration is agreed to, in consideration of the covenants made by Executive set forth in this Agreement, including, without limitation, the covenants set forth in

Section 8 and Section 9 of this Agreement, all of which covenants are intended to survive the termination of the Employment Agreement.

4. Health Insurance Benefits. Executive’s participation as an active employee, and if applicable Executive’s dependent(s)’ coverage, under all employee health benefit plans sponsored by the Company shall end at the close of business on June 30, 2015. As required by law, Executive shall receive a separate notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Provided that Executive makes a timely election for continued coverage for Executive and his spouse pursuant to COBRA, the Company will reimburse Executive for the monthly premiums for his and his spouse’s continued coverage under the Company’s group health care benefit plan for the period beginning on the Separation Date and ending on the earlier to occur of (a) the date Executive is eligible for coverage under a group health care benefit plan of a current or future employer of Executive or Executive’s spouse or (b) June 30, 2016 (the “COBRA Reimbursement Payments”). Thereafter, any continuation coverage under COBRA shall be at Executive’s and/or Executive’s dependent(s)’ own expense.

5. Board Fees. On the Effective Date, the Company will pay Executive by check or wire transfer (pursuant to such instructions as Executive shall provide the Company in writing) $9,424.66 in consideration for Executive’s service as a non-employee member of the Board of Directors from the Separation Date through August 11, 2015 (the scheduled date of the Company’s 2015 annual shareholders’ meeting).

6. Other Benefits. The Company shall not be obligated to provide or reimburse Executive for any compensation, salary, profit sharing, stock options, bonuses, insurance, allowances (including automobile), benefits (including medical, dental, life and disability), PTO, perquisites or expenses after the Separation Date, other than as specifically provided by this Agreement.

7. Indemnification. The Parties hereby reaffirm their respective obligations under the Company’s standard form of indemnification agreement (a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2013) previously entered into by the Company and Executive, as well as (a) the indemnification provisions of the Company’s articles of incorporation and bylaws as in effect on the Separation Date and (b) any right to indemnification afforded under applicable state and federal law (collectively, the “Indemnification Obligations”), including, but not limited to, any and all Indemnification Obligations in respect of the Pending Matters (as defined below).

8. Post-Separation Covenants of Executive.

(a) Non-Solicitation. Until the two year anniversary of the Effective Date (“Designated Period”), Executive will not directly or indirectly, as agent, employee, consultant, representative, stockholder, member, manager, partner or in any other capacity, (a) recruit or solicit for employment or engagement any person whom Executive is aware, or Executive reasonably should be aware, is employed or engaged by the Company or any of its current or future subsidiaries, or (b) use any of the Company’s trade secret information to call upon, contact or communicate with, solicit, contract with, or divert from the Company or any of its current or future subsidiaries (as an employee, owner, director, officer, consultant, independent contractor, agent or any other capacity) any proprietary customer or prospect, or any proprietary source of customer referrals, of the Company or any of its current or future subsidiaries.

(b) Return of Property. Executive represents and acknowledges that he has returned, or will return on the Separation Date, to the Company all property of the Company or any of its subsidiaries in his possession or under his control, including but not limited to files, laptop computer, all related software, office keys and credit cards. Executive further represents and warrants that, from and after the Separation Date, he has no other Company (or subsidiary of the Company) property in his possession or under his control, including hard copy or electronically stored documents, computer disks, written policies or procedures or other documents pertaining to any past, present or known prospective clients of the Company or its subsidiaries, and that he has not given these or similar items to any third party, except in the course and scope of his employment with the Company and its subsidiaries.

(c) Trade Secrets and Confidential Information. Executive acknowledges and agrees that he has learned, obtained, acquired, and become aware of information about the Company Releasees (as defined below) and their businesses, including, without limitation, unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, methods, processes, inventions, technology, software, code, patents, copyrights, trademarks and other intellectual property and intangible rights, legal matters, personal information regarding the Company’s directors, officers and employees, and other business information (collectively referred to as “Confidential Information”). Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company or any of its affiliates or by Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and its affiliates to maintain the secrecy of such information, that such information is the sole property of the Company or an affiliate of the Company and that any retention and use of such information or rights by Executive shall constitute a misappropriation of the Company’s or its affiliates’ trade secrets, rights or other property. Executive agrees at all times to refrain from disclosing any Confidential Information to any person, either orally or in writing, for any reason.

(d) Nondisparagement. From and after the Separation Date, Executive agrees that he shall refrain from making, directly or indirectly, either orally or in writing, any disparaging statement or remarks concerning the Company, its subsidiaries, any of their former, current or future respective officers, directors, or employees, or the Company’s or any of its subsidiaries’ former, current or future business, products or services. This section shall not apply if Executive is compelled to testify in a legal proceeding, including, without limitation, any legal proceeding between the Parties.

(e) Protection of Goodwill. Executive acknowledges that the provisions of this Section 8 are essential to protect the business and goodwill of the Company. If at any time the provisions of this Section 8 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 8 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Executive acknowledges that he has agreed to be bound by the provisions of this Section 8 in consideration for the compensation, severance and other benefits to be provided by the Company to Executive pursuant to the terms of this Agreement.

9. Standstill. Executive agrees that neither he nor any person or entity acting on behalf of or in concert with Executive will, during the Designated Period, directly or indirectly:

(a) solicit, seek, propose, effect, initiate, cause, offer or participate in (including, without limitation, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended), or make any statement or public announcement with respect to (including, for the avoidance of doubt, indirectly by means of communication with the press or media), (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) except as permitted by Section 9(e), any acquisition of any of the Company’s or any of its subsidiaries’ loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s or any of its subsidiaries’ loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the Board of Directors of the Company or the board of directors (or similar governing body) of any of its subsidiaries or otherwise seek to control or influence the management, Board of Directors (or similar governing body) or policies of the Company or any of its subsidiaries, or (v) any request or proposal to waive, terminate or amend the provisions of this Section 9;

(b) instigate, encourage or assist any one or more third parties (including, without limitation, forming a “group” or “acting in parallel” with any one or more third parties) to do, or enter into any discussions or agreements with any one or more third parties with respect to, any of the actions set forth in Section 9(a);

(c) take any action that could reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in Section 9(a);

(d) consent or agree to be listed as a nominee for election to the Company’s Board of Directors in any proxy statement or other proxy materials filed by any person, entity or group other than the Company; or

(e) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, except solely to the extent provided for, and in accordance with the terms and conditions of, the Outstanding Equity Awards.

10. Non-Disparagement of Executive. From and after the Separation Date, the Company and its subsidiaries will not, by or at the direction of any current or future officer of the Company or any of its subsidiaries, make, either orally or in writing, any disparaging statements or remarks about Executive. This section shall not apply if the Company, its subsidiaries or any of their respective current or former officers, directors or employees is compelled to testify in a legal proceeding, including, without limitation, any legal proceeding between the Parties.

11. Post-Separation Consulting.

(a) From the Separation Date until October 31, 2015 (the “Consulting Term”), Executive agrees to provide the Company and its subsidiaries consulting services as commercially reasonably requested by the Company (“Services”), including, without limitation, those services as may be commercially reasonably requested to transition client, vendor and other relationships to the chief executive officer or other officers and employees of the Company or its subsidiaries and to complete any transactions in which the Company or any of its subsidiaries are currently or may be involved during the Consulting Term. The Company agrees to provide Executive commercially reasonable advance notice of any request for Services and to use commercially reasonable efforts for Services to be performed at a time, place and manner as not to unreasonably interfere with Executive’s other obligations. For purposes of clarity, the term “Services” does not include, and shall not be deemed to include, any activities contemplated by Section 13, which shall be governed solely by Section 13 and for which Executive shall not receive any compensation or other remuneration of any kind, other than reimbursement of pre-approved out-of-pocket expenses in accordance with and subject to the terms and conditions of Section 13.

(b) In providing the Services, Executive shall report to the Board of Directors, the Chief Executive Officer of the Company and their respective designees (each such individual a “Designated Representative”). Executive agrees to provide the Services with due diligence in compliance with applicable laws and regulations, and in accordance with the highest professional standards of practice in the Company’s industry. Executive will provide such Services as are from time to time reasonably requested by a Designated Representative. There is no set minimum or maximum hours of Services that Executive will provide during the Consulting Term. The Company shall have no right to control Executive in the method for performing the Services.

(c) During the Consulting Term: (i) Executive shall be an independent consultant and not an employee or agent of the Company for any purpose; (ii) Executive shall not be eligible to participate in or receive any benefit from any benefit plan, program or other arrangement that may from time to time be available to employees of the Company, including, but not limited to, any health, disability or life insurance, PTO, profit sharing or pension plans; (iii) the Company will not provide workers’ compensation coverage for Executive; (iv) Executive shall be solely responsible for payment of all applicable taxes and withholdings respecting all Consulting Fees (as defined below) paid under this Agreement, and for all claims, damages and/or lawsuits arising out of the acts of Executive; and (v) Executive shall not have any authority to obligate or bind the Company or its subsidiaries and affiliates in any way, and Executive will not attempt to do so.

(d) In consideration for the Services rendered by Executive during the Consulting Term, the Company shall pay Executive an hourly rate of $300 per hour (pro rated for any partial hour) (“Consulting Fee”). Reasonably promptly after the last business day of each calendar month during the Consulting Term, Executive shall provide the Company a written statement summarizing the total hours of Service rendered by Executive during the month then ended (“Hours Statement”), together with such supporting documentation as may from time to time be reasonably requested by the Company. Any dispute concerning the Hours Statement or supporting documentation shall be subject to Section 21. Unless the hours of Service set forth on the Hours Statement are disputed by the Company, the Company shall pay Executive, by check, the Consulting Fee (based on the number of hours reflected in the Hours Statement) within 15 days after the Company’s receipt of the Hours Statement and any requested supporting documentation. The Company shall prepare and file a Form 1099 with respect to the Consulting Fees paid to Executive hereunder.

(e) In addition to the Consulting Fee, the Company will reimburse Executive for all reasonable business-related expenses incurred by him during the Consulting Term in connection with providing the Services, subject to the Company’s policies relating to business-related expenses and submission of an itemized expense report reasonably satisfactory to the Company (provided, however, that any individual expense in excess of $500 shall require pre-approval of a Designated Representative).

(f) Executive shall provide written notice to a Designated Representative at least five business days prior to Executive becoming an employee or director of, or a consultant or advisor to, a Competitor during the Consulting Term. “Competitor” means a person or entity that is engaged in, or has indicated a desire or intention to engage in, any of the businesses described in the section captioned “Business” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as filed with the Securities and Exchange Commission on May 26, 2015.

(g) For purposes of clarity and without limiting the general applicability of the terms and conditions of this Agreement, Executive acknowledges and agrees that the covenants and restrictions in Section 8 and Section 9 shall apply during the Consulting Term.

12. General Release of All Known and Unknown Claims.

(a) Except for the Company’s obligations under this Agreement, the Potential Cash Bonus, the Potential Cash Value of Equity Bonuses, the Outstanding Equity Awards and the Indemnification Obligations, Executive hereby forever waives, releases, acquits, relieves and discharges the Company, and each of its parent corporations, subsidiaries, divisions, or affiliated corporations, organizations or entities (including, but not limited to, NextGen Healthcare Information Systems, LLC, NextGen RCM Services, LLC, QSI Management, LLC, Quality Systems India Healthcare Pvt. Ltd., ViaTrack Systems, LLC, Matrix Management Solutions, LLC, Mirth, LLC, Mirth Limited, Gennius, Inc. and all other subsidiaries and affiliates of the Company), and each and all of their predecessors, successors, heirs, assigns, officers, employees, directors, shareholders, managers, members, managing members, owners, representatives, consultants, insurers, insurance companies, attorneys and agents, whether previously or hereinafter affiliated in any manner (collectively, the “Company Releasees”), from any and all claims, rights, actions, complaints, demands, causes of action, charges of discrimination, retaliation or harassment, wage claims, whistleblower claims, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively, “Claims”), whether or not now known, suspected, claimed, matured or unmatured, which Executive ever had, now has, or may claim to have from the beginning of time to the Separation Date against the Company Releasees (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) Executive’s employment with or service as a director or management committee member of any of the Company Releasees or the cessation of that employment or service as a director or management committee member; (ii) any common law or statutory torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, the California Fair Employment and Housing Act (California Government Code section 12900, et seq.); the Unruh Civil Rights Act (California Civil Code section 51); the California Family Rights Act (California Government Code sections 12945.2 and 19702.3); the California Labor Code; the Equal Pay Act of 1963, as amended (29 U.S.C. section 206(d) et. seq.); Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. section 2000e et seq.); Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. section 1001 et seq.); the Family Medical Leave Act (29 U.S.C. section 2601 et seq.); the Fair Labor Standards Act of 1938, as amended (29 U.S.C. section 201, et seq.); the United States and California Constitutions; the Americans With Disabilities Act, as amended (42 U.S.C. section 12101, et seq.); 42 U.S. C. sections 1981 and 1983; State wage and hour laws; or any other State, Federal or local statutes or laws. Executive further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act, as amended (29 U.S.C. section 621, et seq.). The provisions of this Section do not release claims that cannot be released as a matter of law. The provisions of this Section also do not preclude (1) filing suit to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or (2) filing a charge with the Equal Employment Opportunity Commission. However, Executive acknowledges that he is not entitled to any monetary damages resulting from any such actions.

(b) Except for Executive’s obligations under this Agreement, the Outstanding Equity Awards and the Indemnification Obligations, the Company, on its own behalf and on behalf of its subsidiaries, hereby forever waives, releases, acquits, relieves and discharges Executive and his heirs and assigns (collectively, the “Executive Releasees”), from any and all Claims, whether or not now known, suspected, claimed, matured or unmatured, which the Company or its affiliates ever had, now has, or may claim to have from the beginning of time to the Separation Date against Executive Releasees (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) Executive’s employment with or service as a director or management committee member of any of the Company Releasees or the cessation of that employment or service as a director or management committee member; (ii) any common law or statutory torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance; and/or (iv) any agreement or covenant, oral or written, express or implied, between Executive and any of the Company Releasees; provided, however, that the foregoing release does not apply to fraudulent or criminal activity of Executive or to rights which as a matter of law cannot be waived.

(c) Further, in connection with the releases set forth above in this Section 12, the Parties expressly agree to waive and relinquish all rights and benefits they may have under Section 1542 of the Civil Code of the State of California or any similar law of any other state. Section 1542 reads as follows:

“§ 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(d) Each Party expressly represents and warrants to the other Party that he or it is the sole owner of the Claims released by this Section 12; that such Claims have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he or it has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

(e) The Parties acknowledge that they may discover hereafter facts different from or in addition to those they now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that are the subject of the release set forth in this Section 12, and they each expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

13. Cooperation with Litigation. Upon reasonable request, Executive agrees to cooperate with the Company Releasees in connection with any present or future litigation, arbitration, dispute resolution, claim, action or other proceeding (including, but not limited to, the Pending Matters) brought against any one or more of the Company Releasees, to the extent the Company deems Executive’s cooperation necessary. Such cooperation may include, but shall not be limited to, meeting with the Company Releasees’ counsel and providing testimony if so requested. The Company will reimburse Executive for pre-approved out-of-pocket expenses incurred by Executive (including reasonable attorney’s fees, if appropriate) as a result of such cooperation, provided that the Company shall not unreasonably withhold or delay approval of such expenses. Any such cooperation and/or attendance at meetings shall be scheduled at such dates and times as reasonably agreed by Executive and the Company. As used in this Agreement, “Pending Matters” means the following actions to which one or more Company Releasees is or may become a party (including, without limitation, any appeals thereof and any other current or future related, derivative or ancillary litigation, arbitration, dispute resolution, claim, action or other proceeding arising therefrom or otherwise related thereto): (a) the case before the Superior Court of the State of California for the County of Orange, captioned Ahmed D. Hussein v. Sheldon Razin, Steven Plochocki, Quality Systems, Inc. and Does 1-10, inclusive,

No. 30-2013-00679600-CU-NP-CJC, (b) the case before the United States District Court for the Central District of California, recaptioned as In re Quality Systems, Inc. Securities Litigation, No. 8L13-cv-01818-CJC(JPRx), (c) the case before the United States District Court for the Central District of California, captioned Timothy J. Foss, derivatively on behalf of himself and all others similarly situated, vs. Craig A. Barbarosh, George H. Bristol, James C. Malone, Peter M. Neupert, Morris Panner, D. Russell Pflueger, Steven T. Plochocki, Sheldon Razin, Lance E. Rosenzweig and Quality Systems, Inc., No. SACV14-00110-DOC-JPPx, and (d) any future litigation, arbitration, dispute resolution, claim, action or other proceeding based upon or related to the facts, circumstances, acts, controversies or allegations that have been, or may in the future be, raised in any of the cases set forth in immediately foregoing subparts (a), (b) and (c).

14. Tax Issues. Executive acknowledges that he has not obtained any advice from any Company Releasee regarding the tax consequences of any amounts payable to Executive pursuant to this Agreement, the Potential Cash Bonus, the Potential Cash Value of Equity Bonuses, the Outstanding Equity Awards and the Indemnification Obligations. Executive agrees to be solely liable for and to pay, indemnify and hold the Company Releasees harmless from and against, any and all taxes, costs, interest, assessments, penalties and/or damages that Executive may owe arising out of any of the payments or distributions made, or to be made, by the Company or its subsidiaries to Executive under the terms of this Agreement, the Potential Cash Bonus, the Potential Cash Value of Equity Bonuses, the Outstanding Equity Awards and the Indemnification Obligations, including, without limitation, Internal Revenue Code Section 409A.

15. Injunctive Relief; Specific Performance. Executive acknowledges and agrees that if Section 8, Section 9 or Section 13 of this Agreement is breached, the Company could not be made whole by monetary damages alone. Accordingly, the Company, in addition to any other rights or remedies to which it may be entitled by law or in equity, shall be entitled to injunctive relief to breaches of Section 8, Section 9 or Section 13 of this Agreement, and to an order compelling specific performance of Section 8, Section 9 or Section 13 of this Agreement, in each case without any obligations of the Company to post a bond or provide any other security.

16. Severability. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any arbitrator or court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way (a) affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement or (b) affect or impair the validity, enforceability or legality of such provision in any other jurisdiction. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the maximum extent of the scope or breadth permitted by law or in equity (provided, however, that with respect to Section 8 only, the provisions of Section 8(e) shall control over this sentence).

17. Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

18. Voluntary Execution on Advice of Counsel. This Agreement in all respects has been voluntarily and knowingly executed by the Parties. The Parties specifically represent that they have thoroughly discussed all aspects of this Agreement with their attorneys to the extent they so desired, that they have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

19. No Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

21. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement, the Parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such controversy, dispute or claim. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim within 30 days of the commencement of such negotiations, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect; provided, however, that, notwithstanding anything in the Rules to the contrary, in the event that there is a conflict between the provisions of the Rules and the provisions of this Agreement, the provisions of this Agreement shall control.

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be a former judge or an attorney experienced in arbitration matters concerning executive employment disputes, supplied by JAMS, and chosen by Executive and the Company by each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) Each Party shall be responsible for one-half of the costs and expenses of the Arbitrator and shall each be 100% responsible for his or its costs of legal representation; provided, however, that if either Party prevails on a claim entitling the prevailing Party to attorneys’ fees and/or costs, the Arbitrator may award reasonable fees and/or costs to the prevailing party in accordance with such claim.

(c) The Arbitrator shall determine whether and to what extent any Party shall be entitled to damages under this Agreement; provided that no Party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an executive of the Company), and each Party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the Parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective Parties and the relevant and competent evidence adduced at the hearing.

(e) Subject to subsection (c) above, the Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the Parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the Parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the Parties.

(f) The arbitration shall take place in Orange County, California.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The Parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The Parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the Parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each Party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other Party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the Parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Section 21, either Party may apply to any state or federal court sitting in Orange County, California (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provision of this section.

22. Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

23. Notices. Any notice, demand, request or communication of any kind required or permitted hereunder shall be in writing and shall be deemed sufficiently served if sent by (i) hand delivery (with receipt acknowledged), (ii) reputable overnight carrier, or (iii) United States registered or certified mail, postage prepaid, return receipt requested to the applicable Party at the address set forth below or at such other address as each Party may designate from time to time by written notice to the other Party. Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date of delivery, if delivered by hand, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight carrier.

If to Company:	Quality Systems, Inc. Attention: General Counsel 18111 Von Karman, Ste. 600 Irvine, California 92612

If to Executive:	Steven Plochocki ##### ######### ##### #############, ## #####

24. General Interpretation. The terms of this Agreement have been prepared by the Parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party causing such instrument or any portion thereof to be drafted, or in favor of the Party receiving a particular benefit under this Agreement.

25. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, “.pdf” format or in another electronic format and the Parties agree that such executed and delivered facsimile, “.pdf” or other electronic copy shall have the same force and effect as delivery of an original document with original signatures.

26. Entire Agreement. This Agreement constitutes the entire integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, regarding the subject matter hereof. The Parties each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, without limitation, any purported supplements, modifications, waivers or terminations of this Agreement, shall be valid or binding unless executed in writing by both of the Parties.

27. Amendment. This Agreement may not be amended, supplemented or modified except by a written instrument executed by each Party.

28. Signature and Revocation Periods. The Company advises Executive as follows: (a) this Agreement does not waive rights or claims that may arise after Executive executes it, (b) Executive has twenty-one (21) days to consider this Agreement and whether he will enter into it, although Executive may sign it sooner than that if he so desires, (c) that he should consult an attorney before executing this Agreement, and (d) that he may revoke this Agreement at any time within seven (7) days after executing it by providing written notice to the General Counsel of the Company in accordance with Section 23 above. This Agreement shall not become effective or enforceable until after the revocation period set forth in subsection (d) immediately above has expired (“Effective Date”).

29. Non-Admission. The Parties acknowledge and agree that nothing in this Agreement shall be construed as an admission of any wrongdoing or liability by Executive, the Company, any subsidiary of the Company or any other Company Releasee.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release on the dates set forth hereinafter.

Dated:	June 24, 2015	/s/ Steven Plochocki
STEVEN PLOCHOCKI

Dated:	June 24, 2015	QUALITY SYSTEMS, INC.

/s/ Daniel J. Morefield
Daniel J. Morefield
Executive Vice President and Chief Operating Officer

Signature Page to

Separation Agreement and General Release

EXHIBIT A

Outstanding Equity Awards

Type	Amount (Common Stock)	Date of Grant	Exercise Price	Vested/Unvested as of Separation Date
Restricted Stock	2,500 shares	May 29, 2013	n/a	Vested on May 29, 2015 but non-transferable until May 29, 2016

Stock Options	24,000 shares	May 31, 2011	$43.04	19,200 Vested 4,800 Unvested
Stock Options	27,500 shares	May 23, 2012	$29.45	16,500 Vested 11,000 Unvested

Stock Options	25,000 shares	June 3, 2014	$15.99	5,000 Vested 20,000 Unvested
Stock Options	20,000 shares	May 22, 2015	$16.64	All Unvested